Exhibit 99.1

AITX's RAD Signs Agreement with Global Healthcare Organization

Opportunity Reflects Growing Demand for Lower Cost Scalable Security Operations

Detroit, Michigan, May 20, 2026 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITX), a global leader in AI driven security and productivity solutions, along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that it has secured a new direct customer agreement with a global healthcare organization for an initial deployment of multiple RIO 360™ solar powered autonomous security solutions. The customer is implementing RAD's AI driven security technologies as part of a broader initiative focused on improving security operations and reducing traditional guarding costs across portions of its facility footprint.

AITX
Artificial Intelligence Technology Solutions Inc.
RAD
an AITX company
ROBOTIC ASSISTANCE DEVICES
Enterprise Healthcare
Meets Autonomous Security

Artist's depiction of a RAD RIO 360™ autonomous security solution deployed at a modern healthcare facility campus.

Large organizations operating distributed facilities often face difficult security coverage decisions, particularly at remote, lightly occupied, or lower activity locations where maintaining a dedicated guard presence may not be operationally or financially practical. RAD believes its autonomous security solutions are increasingly being adopted by organizations seeking to improve coverage consistency, reduce operating costs, and create more scalable security operations across broad facility networks.

As part of RAD's platform expansion initiative announced earlier this year, all deployed RIO 360 units now include SARA™, RAD's Speaking Autonomous Responsive Agent, as a standard integrated feature. SARA is designed to support intelligent detection, communication, escalation, and operational response workflows across RAD's autonomous security platforms.

"Healthcare infrastructure and related facilities represent a substantial long-term opportunity for RAD," said Steve Reinharz, CEO/CTO and founder of AITX and RAD. "Organizations operating complex facility environments are actively seeking technologies that can help modernize security operations while improving efficiency and responsiveness. Solutions like RIO can extend visibility and deterrence capabilities into areas where traditional security models may be difficult to justify or consistently maintain."

The Company expects to complete the deployment of the first RIO 360 units in mid-June as part of its initial implementation. RAD indicated that discussions regarding additional locations and broader expansion opportunities are accelerating as the organization advances its scalable security operations initiative across its facility network.

Due to customer confidentiality agreements, additional details regarding the organization and deployment scope are not being disclosed at this time.

"Large enterprise organizations do not move quickly when evaluating technologies tied to safety, operations, and facility security," said Troy McCanna, Chief Revenue Officer and Chief Security Officer at RAD. "This opportunity followed an extensive review and vetting process that spanned several months. We believe that successfully earning the confidence of organizations operating at this scale reflects the strength of RAD's solutions and the consistency of our team's execution."

The Company invites prospective clients, channel partners, and industry participants to connect with its team to learn how RAD's solutions can support their security and operational objectives.

About Artificial Intelligence Technology Solutions, Inc. (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and drive operational efficiency. Through its family of companies, including Robotic Assistance Devices, Inc. (RAD-I), Robotic Assistance Devices Mobile (RAD-M), Robotic Assistance Devices Group (RAD-G) and Robotic Assistance Devices Residential (RAD-R), AITX develops and delivers a broad range of AI-driven technologies and services designed to transform security, automation, and operational workflows across multiple industries.

Through its primary subsidiary, RAD-I, AITX is redefining the nearly $50 billion (US) security and guarding services industry1 with its AI-driven Solutions-as-a-Service model. RAD solutions are specifically designed to deliver cost savings of between 35% and 80% compared to traditional manned security and monitoring, utilizing a suite of stationary and mobile autonomous systems that complement, and in many cases replace, human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

All of RAD's solutions are designed to integrate with leading industry platforms and workflows, including ongoing collaboration with Immix®, the trusted provider of central station and remote monitoring software, supporting broader adoption of AI-driven security across professional monitoring environments.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing its credibility with enterprise and government clients that require rigorous data protection and compliance standards.

AITX is led by Steve Reinharz, CEO/CTO and founder of the Company and all RAD subsidiaries, who brings decades of experience in the security services industry. The broader AITX leadership and its subsidiaries draw on deep expertise across security, law enforcement, and robotics innovation, supporting the Company's ability to deliver proven, practical, and scalable solutions.

AITX and its subsidiaries maintain a robust sales pipeline that includes over 35 Fortune 500 companies, with expanding opportunities across its subsidiaries. The Company expects continued growth as these opportunities convert into deployed clients generating recurring revenue streams, with significant potential for expansion within each account.

The Company's solutions are deployed across a wide range of industries including enterprises, government, transportation, critical infrastructure, education, and healthcare.

To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.raddog.ai, www.radgroup.ai, www.saramonitoring.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

For purposes of the Company's disclosures, "Artificial Intelligence" refers to machine-based systems designed to operate with varying levels of autonomy that, for a given set of human defined objectives, can make predictions, recommendations, or decisions influencing real or virtual environments. In the context of the Company's business, Artificial Intelligence is deployed primarily within the security services and property management industries to support functions such as detection, analysis, prioritization, communication, and response related to safety, security, and operational events.

The Company delivers these capabilities principally through its SARA™ (Speaking Autonomous Responsive Agent) platform, which serves as the Company's primary agentic artificial intelligence system. SARA is designed to receive and process video, audio, and other sensor data, apply automated analysis and inference, and support actions in accordance with predefined operational objectives and human oversight.

Further note that the Company's Board of Directors oversees the Company's deployment of Artificial Intelligence.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/